As filed with the Securities and Exchange Commission on April 4, 2002
                           Registration No. 333-76982
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ______________

                          Pre-Effective Amendment No. 2
                                       to
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ______________

                           iGAMES ENTERTAINMENT, INC.
                           --------------------------
                 (Name of Small Business Issuer in Its Charter)


           Nevada                          7371                    88-0501468
           ------                          ----                    ----------
(State or Other Jurisdiction of  (Primary Standard Industrial   (I.R.S. Employer
Incorporation or Organization)   Classification Code Number) Identification No.)

                           301 Yamato Road, Suite 3131
                            Boca Raton, Florida 33431
                                 (561) 995-0075
                                 --------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael H. Rideman
                      President and Chief Executive Officer
                           iGames Entertainment, Inc.
                           301 Yamato Road, Suite 3131
                            Boca Raton, Florida 33431
                                 (561) 995-0075
                                 --------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                _________________

                          Copies of communications to:
                             Jeffrey R. Houle, Esq.
                             Greenberg Traurig, LLP
                        1750 Tysons Boulevard, Suite 1200
                             McLean, Virginia 22102
                               Tel: (703) 749-1300
                               Fax: (703) 749-1301
                               __________________

        Approximate date of commencement of proposed sale to the public:
    From time to time as described in the Prospectus after the effective date of this Registration Statement.
                               __________________

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                               ___________________

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                     Proposed Maximum       Proposed Maximum
         Title of Each Class of                  Amount to          Offering Price per     Aggregate Offering          Amount of
       Securities to be Registered             be Registered               Share                  Price             Registration Fee

------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per
   share...........................              3,971,788               $0.75(1)             $2,978,841(1)             $276.00(3)

------------------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.001 per
   share issuable upon exercise of
   warrants(2).....................              2,578,250               $0.75(1)             $1,933,688(1)             $184.00(3)
------------------------------------------------------------------------------------------------------------------------------------
Total..............................              6,550,038                                    $4,912,529                $460.00(3)
====================================================================================================================================
(1)      Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 of the Securities Act of 1933.

(2)      Consists of shares of common stock issuable upon exercise of common stock purchase warrants.

(3)      Previously paid.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
====================================================================================================================================

The information in this prospectus is not complete. These securities may not be sold nor may offers to buy be accepted pursuant to this prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.


                   Subject to completion, dated April 4, 2002


PROSPECTUS

                                6,550,038 Shares

                           iGames Entertainment, Inc.

                                  Common Stock

                                 _______________

         The selling shareholders identified in this prospectus may offer and sell up to 6,550,038 shares of our common stock. 3,971,788 of the shares offered under this prospectus are issued and outstanding and up to 2,578,250 are issuable upon exercise of common stock purchase warrants previously issued to the selling shareholders.

         There is presently no public market for our shares. The selling shareholders will offer and sell the shares at prices between $0.50 and $0.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

         We will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders will receive all of the proceeds from the sale of the shares and will pay all selling commissions, if any, applicable to the sale of the shares. We will pay the expenses of registration of the sale of the shares.

                                 _______________

                  Investing in our common stock involves a high
                    degree of risk. Please see "Risk Factors"
                     beginning on page 5 of this prospectus.

                                 _______________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 _______________







                  The date of this prospectus is April 4, 2002

                                TABLE OF CONTENTS
                                                                            Page

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
FORWARD-LOOKING INFORMATION...................................................10
USE OF PROCEEDS...............................................................10
DETERMINATION OF OFFERING PRICE...............................................11
CAPITALIZATION................................................................11
PLAN OF OPERATIONS............................................................12
DIVIDEND POLICY...............................................................13
BUSINESS......................................................................14
MANAGEMENT....................................................................25
RELATED PARTY TRANSACTIONS....................................................28
PRINCIPAL SHAREHOLDERS........................................................29
SELLING SHAREHOLDERS..........................................................30
PLAN OF DISTRIBUTION..........................................................34
DESCRIPTION OF CAPITAL STOCK..................................................36
LEGAL MATTERS.................................................................38
EXPERTS.......................................................................38
WHERE YOU CAN FIND MORE INFORMATION...........................................38
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS...................................F-1

         You should rely only on the information contained in this prospectus. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the common stock.

         "SMS Wizard", "iGamesCasinoware", "Market Challenge 2.0", "Protector V.2" and "iGames TV" are Trademarks of iGames. All other trademarks or service marks appearing in this prospectus are the property of their respective holders.

--------------------------------------------------------------------------------
                               PROSPECTUS SUMMARY

         This summary highlights information included elsewhere in this prospectus. You should carefully review the more detailed information and financial statements included in this prospectus, including the "Risk Factors" section beginning on page 5. Please note that throughout this prospectus, the words "we," "our," "us" and "iGames" refer to iGames Entertainment, Inc. and not to the selling shareholders.

                           iGames Entertainment, Inc.

         We develop online and land-based gaming systems for the hospitality, gaming and sports betting industries in jurisdictions where permitted. With the goal of producing government approved online casino gaming software, we specialize in the creation of proprietary technology that allows end-users within permissible jurisdictions to wager on sporting events or play multi-player casino style table games online through a customized, branded casino. Our comprehensive multi-player networked gaming platform supports a diverse range of gaming and entertainment applications. Other products include a technology infrastructure for management of remote and "in room" gaming through set top boxes, as well as biometric and slot security technology. Unlike many other providers of Internet casino operating software, iGames intends to prohibit its future licensees from accepting wagers from the United States or any jurisdiction in which Internet gaming is not a legal enterprise.

         We are a development stage company and are incorporated in Nevada. As of the date of this prospectus, we have not licensed any of our products other than for marketing purposes for which we will receive no revenue. Our revenues to date have been generated by consulting services to one customer, Nsoftwiz Technologies, Inc. Our principal executive offices are located at 301 Yamato Road, Suite 3131, Boca Raton, Florida 33431. Our phone number is (561) 995-0075. Our Internet address is "www.igamesentertainment.com." The information on our Web site is not part of this prospectus.

                                  The Offering

         Of the shares of common stock offered by this prospectus, 3,971,788 shares are currently outstanding and up to 2,578,250 shares are issuable to the selling shareholders upon exercise of common stock purchase warrants previously issued to them.

Maximum common stock offered by
the selling shareholders .............   6,550,038 shares

Common stock outstanding before
the offering .........................   8,230,000 shares (1)

Common stock outstanding after
the offering .........................   10,808,250 shares (2)

Use of proceeds.......................   We will not receive any proceeds from
                                         the sale of the common stock offered by
                                         this prospectus. See "Use of Proceeds."

Footnotes:


(1) Excludes the 2,578,250 shares subject to common stock purchase warrants that are being offered by this prospectus.


(2) Includes the 2,578,250 shares subject to common stock purchase warrants that are being offered by this prospectus.

                             Summary Financial Data

         The following table summarizes our financial information. You should read this information together with the financial statements and notes to the financial statements appearing elsewhere in this prospectus. See also "Plan of Operations."

                                                         Period from May 9, 2001
                                                         (Inception) to November
                                                                30, 2001
                                                         -----------------------
Statement of Operations Data:
         Total revenue .....................................   $    40,000
         Net operating loss ................................      (264,644)
         Loss from operations ..............................      (263,409)
         Net loss per common
             share--basic and diluted ......................         (0.04)
         Weighted average common shares
             outstanding--basic and diluted ................     6,462,500


                                                         As of November 30, 2001
                                                         -----------------------
Balance Sheet Data:
         Cash ...............................................  $   569,470
         Working capital ....................................      551,896
         Total assets .......................................      875,440
         Total stockholders' equity .........................      857,866

                                  RISK FACTORS

         You should carefully consider the risks described below before deciding whether to invest in shares of our common stock. Any investment in our common stock involves a high degree of risk. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us may also impair our operations and business.

         If we do not successfully address any of the risks described below, there could be a material adverse effect on our financial condition, operating results and business, and the trading price of our common stock may decline and you may lose all or part of your investment. We cannot assure you that we will successfully address these risks.

Because we have a limited operating history, our business is difficult to evaluate.

         We were formed in May 2001 and have a limited operating history. An investor in our common stock must consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those involved in the gaming and online entertainment industries. We expect our operating expenses to increase significantly, especially in the areas of development, marketing and promotion.

We have suffered losses since our formation and we anticipate that we will lose money in the foreseeable future. Accordingly, we may not be able to achieve profitable operations.

         Our losses since inception are $302,298. We expect to encounter difficulties as an early stage company in the rapidly evolving software development and Internet gaming markets. We expect to incur significant operating and capital expenditures and, as a result, we expect significant net losses in the future. We will need to generate significant revenues to achieve and maintain profitability. We may not be able to achieve profitable operations.

We need additional financing and there is no assurance it can be obtained; and any such future financings may significantly dilute your equity interest in our stock.

         We currently have insufficient capital to meet our development plans for new gaming products, and require an inflow of additional capital or financing. We expect to engage in future financings over the next several years in which we anticipate efforts to raise additional capital. There can be no assurances that such financings will ever be completed, but any such financings could involve a dilution of the interests of our shareholders upon the issuance of additional shares of common stock and other securities. To the extent we will need additional financing in the immediate or near future to implement our business plan, attaining such additional financing may not be possible. If additional capital is otherwise available, the terms on which such capital may be available may not be commercially feasible or advantageous to us or our shareholders.

We may become subject to governmental regulation of Internet gaming which could negatively affect our business.

         We believe that our business is not presently regulated by any governmental entity. However, while we provide only the gaming software solution to our licensees, a government may take the position that we are an integral component of our licensees' businesses, because in some cases, the software may run on our servers. Further, we have not devoted any of our limited resources to investigating the legality of the jurisdictions in which we currently and plan to operate.

         As companies and consumers involved in Internet gaming are located around the globe, including the end-users of our licensees, there is uncertainty regarding exactly which governments have jurisdiction or authority to regulate or legislate with respect to various aspects of the industry. The uncertainty surrounding the regulation of Internet gaming could have a material adverse effect on our business, revenues, operating results and financial condition. In addition, legislation designed to restrict or prohibit Internet gaming may be adopted in the future by the United States or other jurisdictions. Existing legislation around the world, including the United States and its individual states, could be construed to prohibit or restrict gaming through the use of the Internet and there is a risk governmental authorities may view us or our licensees as having violated such legislation. There is a risk that criminal and civil proceedings could be initiated in such jurisdictions against us or our licensees, and such proceedings could involve substantial litigation expense, penalties, fines, diversion of the attention of key executives, injunctions or other prohibitions being invoked against us or our licensees. Such proceedings could have a material adverse effect on our business, revenues, operating results and financial condition.

         In addition, as electronic commerce develops further, it may generally be the subject of government regulation. Current laws that pre-date or are incompatible with Internet electronic commerce may be enforced in a manner that restricts the electronic commerce market. Any such developments could have a material adverse effect on our business, revenues, operating results and financial condition.

We face significant competition and there is no assurance that we will be able to compete.

         The online gaming and entertainment industries are highly competitive. Competition is based primarily upon software, service, functionality, and reward potential. There are numerous well established competitors, including national, regional and international sites accessed via the world wide web. Many of these sites possess substantially greater financial, marketing, personnel and other resources than we do. We also compete on a general basis with a large variety of international and regional software development firms in both the private and public markets. Additionally, we compete with a number of well established specialty development firms possessing substantially greater financial, marketing, personnel and other resources than we have. In the gaming industry, competition is based primarily upon games, price and customer service. There can be no assurance that we will be able to respond to various competitive factors affecting the online gaming and entertainment industries.

We have limited intellectual property protection and there is risk that our competitors will be able to appropriate our technology.

         Our ability to implement successfully our gaming software concepts will depend in part on our ability to further establish "brand equity" through the use of our trademarks, service marks, trade dress and other proprietary intellectual property, including our name and logos and unique features of our entertainment software. It is our policy to seek to protect and to defend vigorously our rights to this intellectual property, and any failure to do so could have a material adverse effect on our operations.

         There is no assurance that any of our rights in any of our intellectual property will be enforceable, even if registered, against any prior users of similar intellectual property. The failure to enforce any of our intellectual property rights could have the effect of reducing our ability to establish brand equity. It is also possible that we will encounter claims from prior users of similar intellectual property in areas where we operate or intend to conduct operations, thereby limiting our operation, and possibly causing us to pay damage to a prior user or registrant of similar intellectual property.

We may be unable to successfully manage the expansion of our software development and Internet businesses.

         As part of our business plan, we anticipate increasing our revenues, expanding potential sources of content and enhancing awareness of our brand name by expanding our network of entertainment websites and affiliates. We cannot assure you that our development plan, as well as our overall business strategy, will be successful. Furthermore, adding divisions for expansion will require additional experienced personnel who may not be available. In addition, if we abandon a project during development, or if a gaming solution is not profitable, we may have incurred substantial costs which may not be recoverable.

Unexpected material changes in consumer tastes and demographic trends or a downturn in national, regional and local economic conditions may adversely affect our business.

         The online gaming and entertainment industry is affected by changes in consumer tastes and by national, regional and local economic conditions and demographic trends. As an industry participant, our ability to generate revenues is highly sensitive to public tastes, which are unpredictable. We may not be able to offer a selection of Internet-based and other digital products that will attract consumers to our affiliate web sites. In addition, a general economic downturn may result in a change of discretionary spending patterns and a decrease in our revenues.

Our future success depends on the continued growth in consumer use of the Internet and the World Wide Web.

         Use of the Internet for e-gaming transactions is a recent development, and the continued demand and growth of a market for services and products via the Internet is uncertain. The Internet may ultimately prove not to be a viable commercial marketplace for a number of reasons, including:

o unwillingness of consumers to shift their purchasing from traditional casinos to online gaming;

o lack of acceptable security for data and concern for privacy of personal information;

o        limitations on access and ease of use;

o        congestion leading to delayed or extended response times;

o inadequate development of Web infrastructure to keep pace with increased levels of use;

o        increase or excessive government regulation; and

o        problems regarding intellectual property ownership.

         Due to these factors, we do not know whether our business model will ultimately be viable and profitable.

The market for Internet services is in a state of rapid technological change and we may not be able to keep up.

         The market for Internet services is characterized by rapid technological developments, frequent new product introductions and evolving industry standards. The emerging character of these products and services and their rapid evolution will require us to effectively use leading technologies, continue to develop our technological expertise, enhance our current services and continue to improve the performance, features and reliability of our software. There can be no assurance that we will be successful in responding quickly, cost effectively and sufficiently to these or other such developments. In addition, the widespread adoption of new Internet technologies or standards could require substantial expenditures to modify or adapt our software products. A failure to respond rapidly to technological developments could have a material adverse effect on our business, results of operations and financial condition.

Failure to integrate new technologies and standards effectively may negatively impact our business.

         Our ability to remain competitive in our area of business will depend, in part, on our ability to:

o enhance and improve the responsiveness, functionality and features of our software products;

o        continue to develop our technical expertise; and

o develop and introduce new services and technology to meet changing customer needs and preferences.

We must influence and respond to emerging industry standards and other technological changes in a timely and cost effective manner, and license leading technologies useful in our business.

         We cannot assure you that we will be successful in responding to the above technological and industry challenges in a timely and cost-effective way. If we are unable to integrate new technologies and standards effectively, there could be an adverse effect on our results of our operations.

Our business plan is based, in part, on estimates and assumptions which may prove to be inaccurate and accordingly our business plan may not succeed.

         The discussion of our business incorporates management's current best estimate and analysis of the potential market, opportunities and difficulties that we face. There can be no assurances that the underlying assumptions accurately reflect our opportunities and potential for success. Competitive and economic forces on marketing, distribution and pricing of our products make forecasting of sales, revenues and costs extremely difficult and unpredictable.

If we lose the services of a number of key employees, our business could suffer.

         Our success is highly dependent upon the continued services of Michael Rideman and Michele Friedman, who are officers and members of our board of directors. Although we expect to enter into employment agreements with both of these individuals, the loss of services of either of them would have a material adverse effect on our business. We are also highly dependent on the continued services of Jeremy Stein who is responsible for the development of our software applications, maintenance of present intellectual property and the supervision of our technical staff. There can be no assurances that we would be able to replace these executives in the event their services become unavailable. We do not have any key-man life insurance on any of our employees.

We lack a public market for shares of our common stock, which may make it difficult for investors to sell their shares.

         Although we are seeking to have our common stock admitted for trading on the Over-the-Counter Bulletin Board, there currently is no public market for the shares. Moreover, even if our shares of common stock are admitted for trading on the OTC Bulletin Board, an active public market may not develop or be sustained. Therefore, investors may not be able to find purchasers for the shares of our common stock. Should there develop a significant market for our shares, the market price for those shares may be significantly affected by such factors as our financial results and introduction of new products and services.

Because we will be subject to the "penny stock" rules, the level of trading activity in our stock, if any, may be reduced, which may make it difficult for investors in our common stock to sell their shares.

         Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the SEC. Penny stocks, like shares of our common stock, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq.

         The penny stock rules require a broker-dealer, prior to transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell these securities to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

Michele Friedman, our Vice President of Sales and Marketing and a member of our Board of Directors, will have the ability to significantly influence our affairs, which could result in actions taken of which other stockholders do not approve.

         Michele Friedman, our Vice President of Sales and Marketing and a member of our Board of Directors currently owns 53.5% of our outstanding common stock and upon completion of the sale of the shares offered by this prospectus will own 49.8% of our outstanding common stock. Accordingly, Ms. Friedman has the ability to control or significantly influence all of our policies by reason of such stock ownership and voting rights. This concentration of ownership may also have the effect of delaying or preventing a change in control of iGames and could adversely affect the market value of our common stock. iGames and could adversely affect the market value of our common stock.

                           FORWARD-LOOKING INFORMATION

         Some of the statements contained in or incorporated by reference in this prospectus discuss our plans and strategies for our respective businesses or state other forward-looking statements. The words "anticipate," "believe," "estimate," "expect," "plan," "intend," "should," "seek," "will," and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. These forward-looking statements reflect the current views of our management. However, various risks, uncertainties and contingencies could cause our actual results, performance or achievements to differ materially from those expressed in, or implied by, these statements, including those identified under "Risk Factors" and elsewhere in this prospectus.

         We assume no obligation to update any forward-looking statements contained in this prospectus, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

         Since the only shares being offered by this prospectus are owned by selling shareholders, we will not receive any proceeds from the sale of these shares. However, if the common stock purchase warrants are exercised by the selling shareholders, we will receive proceeds in the form of the exercise price. The warrants issued to the selling shareholders for up to 2,578,250 shares of our common stock have an aggregate exercise price of $2,578,250. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital.

         We estimate that our expenses in connection with this offering will be approximately $50,000.

                         DETERMINATION OF OFFERING PRICE

         The selling shareholders will offer and sell the shares at prices between $0.50 and $0.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The price of the offered shares is based on the value of our assets and our management's belief about the value of our business plan. Our common stock is presently not traded on any market or securities exchange, although a market maker has filed an application for us to become eligible for quotation on the OTC Bulletin Board.

                                 CAPITALIZATION

         The following table sets forth, as of November 30, 2001, on an actual basis and on a pro forma basis taking into account the issuance of the 2,578,250 shares of iGames common stock offered under this prospectus upon the exercise of the common stock purchase warrants previously issued to the selling shareholders. This information should be read in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus.


         As of April 4, 2002, we have increased our authorized share capital to 55,000,000, of which 50,000,000 is common stock and 5,000,000 is preferred stock. None of our shares of preferred stock is outstanding as of the date of this prospectus.

                                                          November 30, 2001
                                                    ----------------------------
                                                       Actual        Pro Forma
                                                    ------------    ------------

Short-term debt ................................    $         0     $         0
Long-term debt .................................              0               0
Common stock, $0.001 par value; 50,000,000
shares authorized, 8,230,000 shares issued
and outstanding and 10,808,250 pro forma .......          8,230          10,808
Additional paid-in capital .....................      1,113,045       3,565,590
Accumulated deficit ............................       (302,298)       (302,298)
                                                    -----------     -----------

         Total shareholders' equity ............        818,977       3,274,100
                                                    -----------     -----------

Total capitalization ...........................    $   818,977     $ 3,274,100
                                                    ===========     ===========

                               PLAN OF OPERATIONS

         Overview

         We have historically generated limited operating revenues, having generated only $40,000 of revenues as of November 30, 2001. Our management believes the we have adequate funds to meet our financial needs and carry out our marketing plan for the next 12 months. In order for the Company to realize its goal of releasing a new software product every six months and successfully marketing its existing software products on an international level, it will be required to successfully complete an additional public or private financing.

         We intend to expand operations through the development of our license model and the addition of new software products. Should we not complete suitable financing, we will continue operating, with the expectation that revenue will continue to increase on a quarterly basis. If we raise adequate financing, we expect to add 10-20 employees during the next twelve months. If we are unable to obtain necessary financing, we will add employees only as cash flow allows. There are presently no plans to purchase a new facility or significant new equipment.

         Plan of Operations; Liquidity and Capital Resources

         Between August 2001 and November 2001, iGames raised an aggregate of $1,227,500 in capital through the sale of shares pursuant to a private placement made in accordance with Rule 506 under the Securities Act of 1933. In addition, on March 1, 2002, we sold for $100,000 to a single investor a 10% convertible promissory note due September 1, 2002 in the principal amount of $100,000 pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933.

These funds allowed us to develop our proprietary software products and increase our marketing and development efforts.

         During the next 12 months, we anticipate that our expenditures will increase significantly as we build the infrastructure and other resources necessary to further commercialize our products. During this period, we anticipate that our operations will include the following principal activities:

o        Recruiting sales, additional development and administrative personnel.

o        Engaging in marketing activities and programs.

o Refining our existing products and continuing development of our planned products.

o Establishing infrastructure and systems necessary to support our planned growth.

         Our plans would increase our total head count by approximately 3 or more people, depending on the pace of developments.

         During this period, we also intend to increase the current level of research and development expenditures as we continue to focus on refining our existing products and developing new products.

         Risks and Uncertainties

         We have identified that there is uncertainty in North America relating to the lawfulness of Internet gaming. As such, notwithstanding that we may, directly or through licensees, operate in jurisdictions where such business is lawful if licensed, governments elsewhere, including the federal, state or any local governments in the United States may take the position that iGames Casinoware is being played unlawfully in their jurisdiction. Accordingly, we may face criminal prosecution in any number of jurisdictions, either for operating an illegal gaming operation, or as aiding and abetting others, such as our licensees, in operating an illegal gaming operation.

         We have not devoted any of our limited resources to investigating the legal climate in which we operate. Many of the issues facing iGames are the same as those facing all other e-commerce providers, as current laws are not clear as to who, if anyone, has jurisdiction over Internet based commerce. As we note elsewhere in this prospectus, a number of proposals have been presented in the United States congress to expressly ban Internet gaming, although none of these proposals have yet been enacted. Although we intend to do business worldwide, any enforceable ban on Internet gaming in the United States would have a material adverse effect on the Company's business and both its short-term and long-term liquidity and its revenues from operations.


                                 DIVIDEND POLICY

         We have not paid any cash dividends on our common stock since our formation. The payment of dividends, if any, in the future is within the discretion of our board of directors and will depend on our earnings, capital requirements, financial condition and other relevant factors. Our board of directors does not presently intend to declare any dividends on our common stock in the foreseeable future. We anticipate that all of our earnings and other resources, if any, will be retained by us for investment in our business.

                                    BUSINESS

Overview

         We develop online and land-based gaming systems for the hospitality, gaming and sports betting industries in jurisdictions where permitted. With the goal of producing government approved online casino gaming software, we specialize in the creation of proprietary technology that allows end-users within permissible jurisdictions to wager on sporting events or play multi-player casino style table games online through a customized, branded casino. Our comprehensive multi-player networked gaming platform supports a diverse range of gaming and entertainment applications. Other products include a technology infrastructure for management of remote and "in room" gaming through set top boxes, as well as biometric and slot security technology. Unlike many other providers of Internet casino operating software, iGames intends to prohibit its future licensees from accepting wagers from the United States or any jurisdiction in which Internet gaming is not a legal enterprise.

         Our full suite of customizable Internet-based casino games are both Macromedia and Java based requiring no CDRom or download for instant play. Java-based applications are programs which are written and compiled using Sun Microsystems' JAVA specification, allowing Internet software providers to maintain their applications on central-based Internet servers, rather than manually deploying applications directly to end-users. We derive our revenues from several sources, including an assessment of license and "per user fees" from the use of our software. We provide our licensees with technical support, maintenance, software upgrades, information and systems consulting services, and marketing and promotional initiatives and services geared toward generating goodwill and brand awareness of our products.


         We are a development stage company and have not yet generated substantial revenue. Our revenue to date has been generated by consulting services to one customer (Nsoftwiz Techologies, Inc.) as we have not, as of the date of this prospectus, licensed any of our products to third parties other than for marketing purposes for which we will receive no revenue. Set forth below is a description of our business plan which we are in the process of executing. Of course, there can be no assurances that we will do so successfully.

         We were originally incorporated in the state of Florida on May 9, 2001 under the name Alladin Software, Inc. On June 25, 2001, we changed our name to iGames Entertainment, Inc. On July 10, 2001, iGames Entertainment, Inc. was incorporated in Nevada, and iGames Entertainment, Inc., a Florida corporation, became a wholly-owned subsidiary.

Principal Products and Services and Principal Market

      In view of the dynamic growth of the Internet, we have focused our software development on the online entertainment, gaming and hospitality sectors. Through international marketing and promotion, we plan to assist our future licensees in developing the iGames brand of software as the recognized name for online gaming and entertainment throughout the world. Our business model contemplates the sale of licenses to parties in different jurisdictions who will provide local marketing expertise in the development of our software brands, such as Market Challenge 2.0 or iGames TV.

      We expect that licensees will be obligated to market iGames software offerings in their local market in an attempt to bring new participants into the same Internet games. Although there are many different demographic groups within the same geographic territory, who can each be the marketing focus of a different licensee, there will be some competition for market share and revenue should there be more than one licensee in any given geographic territory. As such, new products introduced through our anticipated licensee infrastructure may result in licensees competing against each other for revenue, in jurisdictions where there are multiple licensees. iGames Casinoware is one of the world's first multi-player and chat casino games written in the "java" and Macromedia Shockwave programming language. iGames Casinoware was created to capitalize on the growing demand for Internet based online gaming by offering players a pleasurable, interactive, electronic version of the classic casino style games.

      Set forth below are our current and anticipated software products.

--------------------------------------------------------------------------------
Name of Product             Anticipated Release Dates      Brief Description
--------------------------------------------------------------------------------
iGames TV Set Top Box       Current                    Television set top box
                                                       which allows interactive
                                                       online gaming.  Targeted
                                                       customers include
                                                       hotels.  Jurisdictions
                                                       targeted for marketing
                                                       include the United
                                                       Kingdom, Asia, and, when
                                                       approved, Nevada, USA.

--------------------------------------------------------------------------------
SMS Wizard                  Current                    Software which allows
                                                       two-way SMS mobile text
                                                       messaging.  Marketed to
                                                       large corporations.
                                                       Allows licensees to
                                                       provided branded sports
                                                       alerts, financial
                                                       alerts, weather and
                                                       traffic alerts and
                                                       advertising directly to
                                                       mobile phone and
                                                       wireless device
                                                       subscribers.

--------------------------------------------------------------------------------

iGames Casinoware           Current                    Suite of 21 customizable
                                                       casino games utilizing
                                                       Shockwave technology.
                                                       Also provides
                                                       administrative reporting
                                                       tools.  Currently
                                                       marketed to Las Vegas,
                                                       Nevada, USA, hotels and
                                                       casinos as a
                                                       free-for-play product to
                                                       generate interest.

--------------------------------------------------------------------------------
Protector V.2               May 2002                   Anti-cheating software
                                                       for slot machines.
                                                       Target customers include
                                                       casinos world-wide.

--------------------------------------------------------------------------------
iBook                       July 2002                 Sportsbook and Pari-mutuel
                                                       application that can be
                                                       used as a stand-alone
                                                       solution or fully
                                                       integrated with iGames
                                                       Casinoware.

Customers

         We intend to enter into License and Technology and Support Agreements with licensees, who will either sub-license our products or deploy our products directly to end-users. Our customers will be drawn from geographic locations where Internet gaming is not prohibited and are expected to include traditional brick-and-mortar gaming companies as well as online entertainment and gaming companies. We intend to allocate a substantial amount of any of our financial resources to the international marketing and sale of licenses to increase the number of players per game and the resulting revenue streams to iGames. As these licenses are sold, we expect that iGames will become available in different languages, attracting entirely new players.


Income Streams

         We plan to draw our revenues from several sources including:

o        Per User Fee based income;

o        Technology, support, maintenance and consulting fees;

o        License agreements and set-up fees; and

o        License of commercial/non-gaming entertainment software products.

         Per User Fees will be collected from individual licensees, who license our Internet entertainment software and operate their business from jurisdictions that permit Internet gaming as a legitimate business enterprise.


Technology, Support, Maintenance and Consulting Fees

         In addition to generating an anticipated revenue stream from royalties, we intend to provide software support, consulting, strategic analysis and development services to our licensees and to third parties. All support, consulting, strategic analysis and related services are invoiced to clients on a per hour, per diem or per project basis. We intend to charge $150 per hour for support and maintenance functions. Major software enhancements will be billed at a flat fee of up to $50,000, and actual charges for software customization may range between $5,000 and $150,000. Maintenance and support fees charged to licensees will range between $2,500 and $3,500 per month, and may go as high as $5,000 per month, if time spent warrants such fee. As part of our license agreement, iGames will be obligated to assist licensees with continued support and technical assistance.

         If management's expectations are realized, the sale of licenses could provide an immediate increase in revenue to iGames. As contemplated by iGames, each license may contain a requirement to translate entertainment web-sites and information pages into different languages. This will open up entirely new player bases to iGames Casinoware. Furthermore, through the assistance of each licensee, who will be obligated to help in the marketing and promotion of iGames Casinoware in particular jurisdiction(s), we anticipate that direct local advertising will increase iGames Casinoware's player base which will be managed by the licensee who will be familiar with the different elements of that local market. We anticipate that the relatively small capital investment will make this attractive to a licensee. It also allows the licensee to make use of iGames Casinoware's goodwill, e-commerce and player loyalty.

         We intend to charge each licensee a development and licensing fee in the amount of $50,000 to $125,000, which will cover all development costs incurred in creating the software package. Although as of the date of this prospectus, we have not concluded any license agreements, we are in discussions with several interested licensees. However, no assurances can be given that any such prospects will actually result in license agreements.

License of Individual Entertainment Software

         We recently developed a full suite of online casino games including poker, black jack and slots, which can be purchased by private or individual licensees and used either on the Internet, in intranets, hotel systems, airlines, and in a variety of different settings.


         As we develop additional entertainment products and games for Internet licensees, we will also add new games to our sale of software to individual or private users, either through our corporate website or in a retail setting. In addition to the sale of "traditional" games, we have been approached by potential licensees who require software development of virtual entertainment products, and entertainment products which have their roots in "traditional" games but have very different application and use. There can be no assurances that any of these potential licensees will become actual licensees of our software.


         Various hotels and land based casinos are looking at creating an online presence and extending their brand to a world-wide audience to generate increased awareness and loyalty from their constituents. We see this as a new area of commercial software development and license fees. No agreements have yet been signed to develop such software.

Advertising and Promotional Fees and Revenues

         We plan to become a leader in the development of software products that become "sticky sites" in the Internet entertainment business sector. A "sticky site" is one that can attract repeat users for a longer period of time. These have become the most desirable of web sites since they are very attractive to potential advertisers. We plan to help our licensees, if any, develop international marketing and promotional campaigns for iGames Casinoware. These campaigns, for which we expect to receive fees to be negotiated with each licensee, will encourage and authorize licensees to attract advertising on their local website. We believe that this arrangement will give iGames a competitive advantage over competing software development firms who simply sell software.

         Our intention is to provide "added value" for the purchaser of a license. The licensee will be positioned to benefit through per user based income plus, if they are successful in their promotional efforts, local or other advertising revenues. As the number of game players increases, the marketability of each "sticky site" will improve, advancing the overall profile of iGames and our products. Each potential licensee will deal with us on the development, implementation and design of the advertising on the licensee site. We anticipate that iGames will be able to generate significant marketing, design and implementation fees, paid by the prospective licensee. There can be no assurances that such fees will be generated.

Gaming Software Development

         During March 2002, we intend to offer to potential licensees our iGames Casinoware product, a 21 game suite for online casinos including such favorites as: blackjack, poker, craps, roulette and slots. Games may be set for "play for fun" mode or play for real to licensed online casinos in accepted jurisdictions. A full "turnkey" casino package will sell for $50,000 to $150,000 (U.S.) depending on package chosen. Additional fees will be charged to licensees for "per client usage," maintenance and technical support fees. We intend to begin development on our second and third interactive gaming solution including a horse racing application with live streaming video and an interactive poker game using video of human dealers and players.

SMS Wizard CD Rom

         We presently develop customized wireless platforms that we believe will benefit not only the online gaming industry, but a variety of other businesses both online and traditional corporations world-wide through the use of two-way SMS mobile text messaging. Through our strategic alliances with wireless and cell phone providers, we intend to offer sports alerts, financial alerts, weather and traffic alerts and advertising directly to mobile phone and wireless device subscribers.

         Our proprietary software package "SMS Wizard" is presently available as a CD ROM product. Using this unique software, businesses may send informational text messages and advertising to an existing client base anywhere in the world, directly to a cell phone, WAP enabled device or PDA. The SMS Wizard software is downloadable on a standard PC, and will enable any business to create user groups or categories to an unlimited database. A text message may be typed and sent to the cell phone or hand held device instantaneously, to any predetermined or specified group, or the entire database. For instance, for the gaming industry, sports scores, injury reports or news may be sent to paying subscribers of any web site or business. For the brokerage industry, a specific investor may choose to receive financial market news or alerts, ipo alerts or specific news directly to his/her cell phone with the web site link or firm number encoded in the message for immediate call back to a registered broker.

         We anticipate that revenues from the SMS Wizard software will be realized through:

o        per subscriber basis, at $19.95 per subscriber; and

o bulk SMS messages purchased by licensees, ranging anywhere from $0.04 to $0.10 per message, depending on volume passed through our "gateway" to cellular providers.

         Upon sufficient funding, we will seek experienced and recognized marketing groups to secure licensing and promotional agreements for sale and usage of the SMS Wizard software.

New Products

         In addition to our current products, we plan to develop other Internet entertainment products. We have set a goal of releasing a new software product approximately every six months. In order for us to realize this goal of new software product releases and successfully marketing our existing software products, we will be required to successfully complete additional public or private financing. There can be no assurance that we will in fact be able to raise this much capital.

Business Strategy and Implementation

         We believe that even a small transfer of the global gaming market to us represents an unprecedented opportunity. The technology is new - but the business of gambling is not. We are not attempting to create a new market, since we believe the global market is already in place.

         We feel that we are well positioned to be a leader for a new generation of gaming software companies who have professional management, adequate funding and industry knowledge. To this end, we have created an integrated program which will allow us to gain a foothold in the industry. Substantial revenues from the sale of licenses units of proprietary applications, are expected to provide the necessary cash flow to actualize our plan and reach the critical mass necessary to be successful.

Keys To Success

         Our success will be based on progressive technological innovations that broaden the appeal of our online gaming and entertainment software, while improving the profitability for the casino operator. Our technology makes possible many exciting new features that will build and enhance our brand name within the gaming and entertainment sector, all of which is supported by our talented and experienced management, marketing and technical staff.

Marketing Strategy

         Our marketing strategy is built on the development of real-world and online advertising campaigns. We intend to leverage existing real world and online promotion through related organizations. We expect this to generate and capitalize on momentum and build customer and licensee player relationships and loyalty.

         In order for iGames to become an industry leader in the design, supply and support of on-line entertainment software products, we believe that we must reach as many of the possible target groups as possible within the first year of operation. Through the creation of iGames product awareness, brand recognition and reliability of product operation with all potential users, customers and licensees, we expect that we will generate a competitive advantage over current and future competition. Our goal is to become known as the leading provider and developer of Internet entertainment products. We intend to generate this awareness through several media strategies, including: online media, direct response media, traditional media, and public and investor relations.

         We intend to sell License and Technology and Support Agreements to third parties who will make use of the existing infrastructure in those jurisdictions where online gaming is not prohibited. We further anticipate that additional license fees will be generated from the sale of an interest in the software in locations throughout the world.

         Assuming we can secure adequate capital, iGames intends to allocate significant financial resources to the international marketing and sale of licenses, which will be sold on a regional basis. Further assuming we are successful in selling licenses, iGames Casinoware will be promoted in local jurisdictions by licensees, thereby building the number of players per game and the resulting revenue streams to iGames. As these licenses are sold, iGames Casinoware will become available in different languages, attracting entirely new players to iGames. Because each licensee will be obligated to help in the marketing and promotion of iGames Casinoware in that jurisdiction, direct local advertising will also increase iGames Casinoware's player-base.

         Our intention is to attract quality licensees who will be familiar with the nuances of marketing in that local market, thereby further increasing royalty revenues to iGames. As part of its growth strategy, we will actively seek potential acquisitions of businesses and business assets. We have already identified some potential target acquisitions and is looking at the following industry groups:

o        Private Internet marketing and promotional firms

o        Private software development firms

o        Other complementary entertainment providers.

The Company has not reached any agreements or understandings, oral or written, to acquire any businesses.

         On-line media. We intend to negotiate banners and links on widely used search engines, both domestically and internationally, and on sites which offer strategic advantage to the target audience. This will not only drive awareness and traffic to licensee sites, but, to the extent exclusivity can be achieved, it will pre-empt competitors from this vital medium.

         iGames intends to develop as many associations as possible with other comparable online websites, such as those maintained by clubs, organizations and other international groups. Many of these groups have established an on-line presence to promote and provide access to their membership and prospects. We have investigated comparable websites and we hope to negotiate suitable arrangements, which may provide the sites with the opportunity to earn revenue (per user fee) in exchange for hosting links.

         Direct Response Media. We believe that direct response is by far the most efficient medium to inform prospects about the features and benefits of iGame's products and those offered by its licensees. Targeted direct response typically takes the form of personally addressed direct mail. Management believes the cost of traditional direct response is prohibitive to our industry competitors, particularly on an international scale. Our intention is to sufficiently capitalize iGames so it can take advantage of this medium. There can be no assurance that iGames will be able to obtain adequate financing to achieve this goal.

         Some of the competing gaming software systems available on the Internet today include, Cryptologic Inc., Venturetech Inc., Internet Casinos Ltd., World Gaming, Interactive Gaming and Communications Corp., Wager Net Inc., World Wide Web Casinos and Dot Com Entertainment. On a city by city basis, iGames plans to also develop relationships with top Internet service providers and hopes to enter into agreements with these service providers and organizations. The agreements may offer advertising listings on iGames or licensee sites in exchange for client lists. An advertising presence or the right to place inserts, or "piggy-back", in their direct mailing will save us postage, ensure access to well-targeted prospect groups and leverage the existing loyalty between the service providers and their customers. The inserts could include customer discounts, free licensee game activity or other promotional items. We believe that "piggy-backing" is significantly more efficient than traditional direct response media.

         We will segment various sub-sets of the direct response target groups and test insert designs, lists, incentives etc. Outbound e-mail is also a unique opportunity and a relevant medium. This type of "push medium" has received some negative response from the on-line community, and as such, we will proceed with this initiative only after we have studied the issues more carefully, and deem it appropriate and a valuable option.

         Traditional Media. Traditional media including consumer magazines, industry specific programs, commercial advertising, television and radio coverage and related offerings, will be developed with the assistance of digital agencies and marketing consulting firms who are specialists in marketing and promotion and who we will retain as agencies of record for fees and or fee/equity arrangements which will be negotiated amongst the parties. With the assistance of our advisers, we plan to use page dominant advertising for our products and participating licensees, sustaining weight and frequency in selected publications thereafter. In addition, we will work with our licensees to provide information on product incentives, such as free games or prize give-aways.

Competition

         Although other casino games exist on the Internet, many employ technologies which management considers inferior, that produce substandard game interfaces, require lengthy downloads or are otherwise not appealing to customers. As such and based on comments from potential licensees, management believes that our games are functionally superior and more visually appealing, when compared to those developed by our competitors. Software development for the Internet gaming business is a newly emerging and highly competitive business and there is competition from North American and foreign software development companies, some of which have their business focus only in software development and others operating both as a developer and owner, directly or indirectly, of subsidiary companies who operate Internet casinos.

         There are presently more than 1,400 on-line casinos offering gaming on the Internet. The Company's primary competition includes, but is not limited to, Cryptologic Inc., Venturetech Inc., Internet Casinos Ltd., World Gaming, Interactive Gaming and Communications Corp., Wager Net Inc., and Dot Com Entertainment. Some of these companies deliver software solutions and also participate in Internet gaming as operators. iGames is a software development company only with no corporate affiliation between its business and that of its licensees. A barrier to entry into this business sector is the availability and/or cost of e-commerce systems. The term "e-commerce" encompasses business-to-consumer transactions conducted over the Internet and the World Wide Web. Further, there are very significant application processing requirements for e-commerce services in online entertainment, particularly Internet gaming, with many North American financial institutions not participating. As such, the integrity of the e-commerce system used by any "virtual" company and its corresponding financial institution will become critical to the success of the business.

         In view of the nature of our business, it cannot be assured that our products and services will continue to be supported by an e-commerce provider or any other on-line e-commerce system. Further, we are unable to assure you that e-commerce and/or financial institutional support will continue to be available for our operations or any of our licensees. Management believes that the e-commerce arrangements for our software products should include: (1) secure communication systems between iGames licensees and the e-commerce provider on a 24 hour basis, 7 days per week; (2) the development of state-of-the-art encryption systems, which protect payment information between licensees and the customer; (3) the authentication of messages which identify the parties sending and receiving payment information; and (4) operation of e-commerce processing systems under credit card protocol and agreements, which have been established and implemented for countries such as Bermuda, Costa Rica and Antigua, located in the Caribbean.

Research and Development

         Present allocations to research and development are 27% of total expenses. Subject to receipt of adequate financing, our intention is to spend between 10-15% of future revenues on development of new software products and services.

         Our research and development expenses to date have included the purchase of certain of the intellectual property included in our products, as well as consulting fees and salary for our technical consultants and employees, respectively.

Intellectual Property

         We will principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. Since these laws and contractual provisions provide only limited protection, we rely more upon proprietary know-how and continuing technological innovation to develop and maintain our competitive position. Insofar as we rely on trade secrets, unpatented know-how, and innovation, there is no assurance that others will not independently develop similar technology or that secrecy will not be breached.

         We have not received any claim that we are infringing any patents. However, there can be no assurance that third parties may not assert infringement claims against us, which claims we would be required to defend at considerable expense or enter into arrangements requiring us to pay royalties or other damages, any of which could materially and adversely affect our business.

         We plan to apply to register the trademarks "iGames Casinoware", "SMS Wizard" and "iGames TV" in the United States and Canada.

Governmental Regulation

         As a software development company, we do not operate Internet casinos and do not directly have income from gaming activities. We develop the software applications for online gaming and entertainment. We offer our suite of tools similar to traditional manufacturers of Bingo cards, lottery tickets or poker chips. Since we do accept wagers, we believe that existing U.S. online gambling regulations are not applicable to us. However, as an industry participant in the online e-gaming industry, it is important to note the regulatory environment in this industry.

         We believe that our business is not presently regulated by any governmental entity. However, while we provide only the gaming software solution to our licensees, a government may take the position that we are an integral component of our licensees' businesses, because in some cases, the software may run on our servers.

         Many countries are currently analyzing the issues surrounding wagering on the Internet. More particularly, they are considering the merits, limitations and enforceability of prohibition, regulation or taxation of Internet wagering transactions. There are significant differences of opinion and law between countries such as the United States, Canada, Australia, Liechtenstein and Antigua. For example, in Queensland, Australia there is now regulation which authorizes and regulates Internet wagering; the United Kingdom has now chosen to sponsor a national lottery which will be operated over the Internet. Currently many Caribbean countries have now regulated Internet gaming.

         In the United States, on the other hand, ownership and operation of land-based gaming facilities are often regulated on a state by state basis. Certain of these Internet casino operators of have been the subject of criminal complaints in the states of New York, Missouri and Minnesota. See, for example, Minnesota v. Granite Gate Resorts, Inc., 568 N.W.2nd 715 (1997); Missouri V. Interactive Gaming & Communications Corp., No. CV 97-7808 (Mo.Cit.Ct. 6\16\97) and New York V. World Interactive Gaming Corporation (filed 07/13/98, injunction granted 8/99).

         The United States Federal Interstate Wire Act provides language which among other things makes it a crime to use interstate or international telephone lines to transmit information assisting in the placing of wagers, unless the wagering is authorized in law in the jurisdiction from which and into which the transmission is made. There is also other similar legislation, which arguably can be used to limit or prohibit Internet gaming in the United States. Further, United States regulatory and legislative agencies have conducted study of the on-line wagering and through the National Gambling Impact Study, now intend to develop enforcement strategies to curtail Internet wagering in the United States. A changing regulatory environment in the US may impact the e-gaming industry and offshore e-gaming businesses in non-US countries which could provide a more serious impact if it interrupts the operation of iGames's casino and sports book clients.

         Governments around the world, including the federal, state or any local governments in the United States may take the position that our software is being played unlawfully in their jurisdiction. Accordingly, we may face criminal prosecution in any number of jurisdictions, either for operating an illegal gaming operation, or as aiding and abetting others, such as our licensees, in operating an illegal gaming operation.

         We have not devoted any of our limited resources to investigating the legal climate in which we operate. Many of the issues facing us are the same as those facing all other e-commerce providers, as current laws are not clear as to who, if anyone, has jurisdiction over Internet based commerce. As we noted above, a number of proposals have been presented in the United States congress to expressly ban Internet gaming, although none of these proposals have yet to be enacted. Although we intend to do business worldwide, any enforceable ban on Internet gaming in the United States would have a material adverse effect on our business.

Employees

         We have seven full-time employees. The Company's technical staff (consisting of our Chief Technical Officer, two employees and several outside consultants) includes those in the field of software development, website development and sales and marketing.

Properties

         Our interim corporate headquarters is located at 301 Yamato Road suite 3131, Boca Raton, Florida. This is a shared office facility. We have use of this space through a sublease arrangement from Ralston Communications. The lease is for one year ending on July 31, 2002. The Company has additional facilities for research and development located at 301 Yamato Road suite 2199, Boca Raton, Florida, 33431. This lease is terminable with 60 days notice. The total lease obligation is $3,205 per month. This office will also be replaced by larger premises should iGames be successful in its business strategy. There are currently no proposed programs for the renovation, improvement or development of the properties currently leased by iGames.

Legal Proceedings

         We currently are not a party to any material legal proceedings.

MANAGEMENT

Directors, Executive Officers and Key Employees

         The names and ages of our directors, executive officers and key employees, and their positions with us, are as follows:

Name                     Age    Positions
----                     ---    ---------

Michael H. Rideman       45     President, Chief Executive Officer and Director
Michele Friedman         36     Vice President of Sales and Marketing, and
                                    Chairman of the Board of Directors
Adam C. Wasserman        37     Chief Financial Officer
Jeremy Stein             34     Chief Technical Officer and Director
James W. Williams, Jr.   48     Chief Operating Officer and Director
Eric Rand                38     Director

         Michael H. Rideman. Mr. Rideman has served as our President and Chief Executive Officer and a director since June 15, 2001. He is responsible for establishing, operating, and leading our organization. Mr. Rideman has served as President and Treasurer of MFE, Inc., an auto repair and service business since February 1984. Prior to joining us, Mr. Rideman assisted as a consultant in building OddsHotlineLine.com, an on-line sports information and wireless alert web site.

         Michele Friedman. Michele Friedman, one of our co-founders, has been our Vice President of Sales and Marketing and Chairman of the Board of Directors since our inception. Michele Friedman is also the co-creator and founder of OddsHotline.com and iPlayStocks.com. Mrs. Friedman has served in a vaariety of sales and marketing positions for Nextel Communications (1996-1998) and IMI Inc. (1998-1999). Michele Friedman graduated in 1987 from East Michigan University with a bachelor's degree in consumer affairs, with a minor in marketing. Mrs. Friedman is responsible for our strategic direction and expanding strategic relationships. Mrs. Friedman is a first cousin to Michael Rideman by marriage.

         Adam C. Wasserman. Mr. Wasserman has served as our Chief Financial Officer since January 2002. He is the Chief Executive Officer and a principal at CFO Oncall, Inc. which provides accounting and other financial services. Prior to forming CFO Oncall, Inc. in October 1999, Mr. Wasserman had been an audit manager at American Express Tax & Business in Fort Lauderdale, Florida since July 1991. Prior to American Express Tax & Business, Mr. Wasserman worked at Deloitte & Touche, LLP in New York and was involved in auditing public and private companies, tax preparation and planning, management consulting, systems design, staff instruction and recruiting. Mr. Wasserman holds a bachelor's degree from State University at Albany, New York, which he received in 1986. He is a CPA (New York) and a member of The American Institute of Certified Public Accountants and the Florida Institute of Certified Public Accountants.

         Jeremy Stein. Mr. Stein has served as our Chief Technical Officer and a director since July 2001. Mr. Stein has also served as the Chief Executive Officer of IntuiCode, LLC, a software development company, since 2000 and as a senior software engineer with Mikohn Gaming Corporation, where he has worked since 1998. Prior thereto, he was a senior software engineer and director of Progessive Games, Inc. from 1995 to 1998 and the Chief Technical Officer of Emerald System, Inc. from 1993 to 1995. See "Related Party Transactions."

         James W. Williams, Jr. Mr. Williams has served as our Chief Operating Officer and a director since July 2001. Mr. Williams has also served as the President of L.J.C., LLC, a media consulting company since 1994, and as a Producer/Director of SportsChannel Networks from 1988 to 1994. Prior thereto, he was a Senior Producer for Sunshine Network (1987-1988), an executive producer for WOIO TV, Cleveland (1985-1987), and an Executive Producer for Midwest TeleProductions (1982-1985).

         Eric Rand. Mr Rand has served as a director since November 2001. Presently, Mr. Rand serves as the Managing Director of Sales for V-Finance Investments, which position he has held since December 1999. Prior thereto, from March 1998 to December 1999, Mr. Rand was a partner and managing director of First Level Capital where he focused on sales. Before that, Mr. Rand was Managing Director of Commonwealth Associates from 1994 to 1998.

Board of Directors

         All directors hold office until the next annual meeting of shareholders following their election or until their successors have been elected and qualified. Executive officers are appointed and serve at the pleasure of the board of directors.

Committees of the Board of Directors

         The board of directors currently has no committees.

Directors' Compensation

         Directors who also are our employees receive no compensation for serving on the board of directors. With respect to directors who are not employees, we intend to reimburse them for all travel and other out-of-pocket expenses incurred in connection with attending meetings of the board of directors and committees of the board. In addition, we have granted 170,000 shares of common stock to Eric Rand, one of our outside members of our Board of Directors, in connection with his initial tenure on the Board of Directors.

Executive Compensation

         The following tables set forth certain information relating to compensation paid or accrued by us for the past three fiscal years to our Chief Executive Officer and executive officers whose cash paid compensation exceeded $100,000 for the year ended November 30, 2001 (the "Named Executive Officers"). Only those columns which call for information applicable to us or the Named Executive Officers for the periods indicated have been included in such tables.

Summary Compensation Table

                                   Year            Annual Compensation
                                   Ended    ---------------------------------
Name & Principal Position         Nov. 30   Salary ($)   Bonus ($)      Other
-------------------------         -------   ----------   ---------      -----
Michael H. Rideman, Chief          2001        $ 0        $6,500         (1)
  Executive Officer

Michele Friedman, Vice President   2001        $ 0        $    0          0
  of Sales and Marketing(2)
______________

(1) Mr. Rideman was granted 250,000 shares of our common stock as a founder.

(2) Although Ms. Friedman has not received any cash compensation in fiscal 2001, she was issued 4,400,000 shares of our common stock as a founder.

Option/SAR Grants in Last Fiscal Year

         We currently do not have any stock option plans and have issued no options to any of our employees.

Employment Agreements

         iGames currently has no employment agreements, termination of employment or change in control arrangements with any of its officers or employees.

Limitations of Liability and Indemnification

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may inndemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do not maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                           RELATED PARTY TRANSACTIONS

         iGames has engaged IntuiCode, LLC to provide software development services to us. During 2001, we paid IntuiCode approximately $108,000. Jeremy Stein, our Chief Technical Officer, is also the Chief Executive Officer of IntuiCode. We believe the terms of IntuiCode's engagement are at least as fair as those that we could have obtained from unrelated third parties in arms-length negotiations.

         We currently do not have any policy regarding future transactions with related third parties.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 4, 2002 for (i) each of our directors and the Named Executive Officers, (ii) each person known by us to own beneficially 5% or more of the outstanding shares of any class of our voting securities and (iii) all directors and executive officers as a group.


                                               Number of Shares  Percentage of
Name and Address                                 Beneficially        Total
of Beneficial Owner (1)                            Owned (1)    Voting Power (2)
-----------------------                            ---------    ----------------
Michael H. Rideman (3)........................       250,000             3.0%
Michele Friedman (3)..........................     4,400,000            53.5%
Jeremy Stein (3)..............................       150,000             1.8%
Eric Rand (3)(4)..............................       292,000             3.5%
All Executive Officers and Directors
as a Group(4 persons)(4)......................     5,092,000            61.9%
____________________

(1) All shares are beneficially owned and sole voting and investment power is held by the persons named, except as otherwise noted.

(2) Based upon 8,230,000 shares of common stock outstanding at March 8, 2002 and reflecting as outstanding, with respect to the relevant owner, the shares which that beneficial owner could acquire upon exercise of options which are presently exercisable or will become exercisable within the next 60 days.

(3) The address for Messrs. Rideman, Stein and Rand, and Ms. Friedman is c/o iGames Entertainment, Inc., Yamato Road, Suite 3131, Boca Raton, Florida 33431.

(4) Mr. Rand's number of shares includes currently exercisable warrants to purchase 48,000 shares of common stock.

                              SELLING SHAREHOLDERS

         The table below lists, in each case as of April 4, 2002:

o        the name of each selling shareholder;

o the number of shares each selling shareholder beneficially owns or may acquire pursuant to the exercise of common stock purchase warrants beneficially owned by such selling shareholder;

o how many shares of common stock the selling shareholder may offer under this prospectus; and

o assuming each selling shareholder sells all of his, her or its respective shares offered under this prospectus, how many shares of common stock each selling shareholder will beneficially own after completion of the offering.

         Beneficial ownership is determined in accordance with rules set by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, we believe that the entities named in the table have sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by them, subject to community property laws where applicable.

         We may amend or supplement this prospectus from time to time in the future to update or change this list of selling shareholders and shares which may be resold.

                                               Number of
                                              Exercisable
                                              Warrants to
                                                Purchase
                                                 Common
                                                 Stock
                                                Owned by                              Amount of Shares and the
                       Amount of Shares of      Selling      Amount of Shares of     Percentage of Common Stock
                       Common Stock Owned     Shareholder     Common Stock to be              Owned by
  Name of Selling           by Selling         Before the       Offered by the       Selling Shareholder After
    Shareholder         Shareholder Before      Offering     Selling Shareholder     the Offering is Complete(1)
                           the Offering
--------------------- ----------------------- ------------- ----------------------- -----------------------------
David Stein                   21,200              2,400             23,600                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
VFinance                     124,975             47,200            172,175                           0
Investments, Inc.(2)
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Atlas Partners(3)             25,000                  0             25,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Bomoseen                     300,000            300,000            600,000                           0
Associates, L.P.(4)
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Lucille Prager                20,000             20,000             40,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Robert Prager                  2,000                  0              2,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Robert & Karyn                10,000             10,000             20,000                           0
Prager
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Charles Leithauser            70,000             70,000            140,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
M. Lang Elliott              100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Jeffrey P. & Shelly           50,000             50,000            100,000                           0
A. MacNeil
--------------------- ----------------------- ------------- ----------------------- -----------------------------

--------------------- ----------------------- ------------- ----------------------- -----------------------------
Martin J. Peskin              10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michael Rideman              250,000                               250,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Anthony DeMeo                 10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Marc Siegel                  276,425              2,850            141,063                   138,212 / 1.7%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Doug Eames                    20,000             20,000             40,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Judith and Ronald             20,000             20,000             40,000                           0
Kolbert
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Alvin Siegel                 220,000             20,000            240,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Dr. C. L. Anand               10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Leonard Rolls                 50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Roger J. Sansom               50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Sil Arata                     50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michael Bernath               50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
David Dickerson              200,000            200,000            400,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Sam Eyde                     100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Gerard Flynn                  50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Norman Getz                  100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Kim Hickey                   100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
William Hickey               200,000            200,000            400,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Chris Howden                  50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
William Jackson               80,000             80,000            160,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Patrick Larbuisson           100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Barbara Potoczek              20,000             20,000             40,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Ron & Debra Rideman           30,000             30,000             60,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Larry & Kim Seskin            30,000             30,000             60,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Thomas & Lizzie              100,000            100,000            200,000                           0
Smith
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Shawn Sosnick                 10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Genesis Technology            10,000             10,000             20,000                           0
Group Inc.(5)
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Scott Willis                  10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
J. Michael Wolfe              50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Loren Brown                   10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Pat Michael                   10,000             10,000             20,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Brendan Pain                  50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Jeffrey Rappaport             15,000             15,000             30,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Leonard Sokolow               35,000             10,000             45,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Ronald Stewart                20,000             20,000             40,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Waren Arthur                  20,000             20,000             40,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
H. Eugene Graves             100,000            100,000            200,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------

--------------------- ----------------------- ------------- ----------------------- -----------------------------
R.R. Technology               40,000             40,000             80,000                           0
Investment, Inc.(6)
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Douglas Zimmel                50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Z. Gomes                      50,000             50,000            100,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Lewis Levenstein               3,450              9,900             13,350                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Donald Peer                    2,550              8,100             10,650                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
James Pulver                   1,125              2,250              3,375                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Claude Ware                    1,125              2,250              3,375                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Eric Rand                    244,000             48,000            292,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Richard Weinstein                150                300                450                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Michele Friedman           4,400,000                  0            300,000                 4,100,000 / 49.8%
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Jeremy Stein                 150,000                  0            150,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Krissy Dove                    3,000                  0              3,000                           0
--------------------- ----------------------- ------------- ----------------------- -----------------------------
Timothy Mahoney               25,000                  0             25,000                           0

----------
(1) Percentages are based upon 8,230,000 shares of common stock Outstanding.

(2) Lenny Sokolow and Tim Mahoney each exercise voting and dispositive control over the shares owned by VFinance Invesments, Inc.

(3) James Schneider exercises sole voting and dispositive control over the shares owned by Atlas Partners.

(4) Ted Stern exercises voting and dispositive control over the shares owned by Bomoseen Associates, L.P.

(5) James Wang exercises voting and dispositive control over the shares owned by Genesis Technology Group Inc.

(6) Roger Baumann and Roger Miller each exercise voting and dispositive control over the shares owned by R.R. Technology Investment, Inc.


Relationships

         Except as set forth below, none of the selling shareholders has had any position, office or other material relationship with us or any of our affiliates within the past three years.

         Michael Rideman is our President, Chief Executive Officer, and a Director. Michele Friedman is our Chairman and a Vice President, and Jeremy Stein is our Chief Technical Officer and a Director. Atlas Partners is our corporate counsel. VFinance Investments, Inc. provided us with placement agent services in connection with our recent private placement of equity securities. See "Plan of Operations; Liquidity and Capital Resources."

         Of the shares offered through this prospectus, 347,200 of such shares (of which 47,200 shares are subject to common stock purchase warrants held by such persons) are being sold by persons or entities who provided placement agent services to iGames in connection with its private sale of 2,455,000 units, each consisting of one share of our common stock and common stock purchase warrants to purchase one share of common stock. Such shares are held by Eric Rand, Robert Prager, Marc Siegel, Leonard Sokolow, David Stein and VFinance Investments, Inc., each of whom or which is a registered broker-dealer, and Krissy Dove and Timothy Mahoney, who are not registered broker-dealers but who work as employees of VFinance Investments, Inc.

         To our knowledge, except as set forth above, no other selling shareholder is a registered broker-dealer or an affiliate of a registered broker-dealer.

                              PLAN OF DISTRIBUTION

         The selling shareholders will offer and sell their shares at prices between $0.50 and $0.75 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, although a market maker has filed an application for us to become eligible for quotation on the OTC Bulletin Board. The selling shareholders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The shares will not be sold in an underwritten public offering.

         The shares may be sold directly or through brokers or dealers. The methods by which the shares may be sold include:

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

o        privately negotiated transactions.

         Brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser, in amounts to be negotiated. Broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a selling shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such selling shareholder. Broker-dealers who acquire shares as principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such resales, may receive or pay commissions.

         The selling shareholders and any broker-dealers participating in the distributions of the shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of shares by the selling shareholders and any commissions or discounts given to any such broker-dealer may be deemed to be underwriting commissions or discounts. The shares held by our non-affiliates may also be sold pursuant to Rule 144 under the Securities Act of 1933 beginning one year after the shares were issued.

         We have filed the Registration Statement, of which this prospectus forms a part, with respect to the sale of the shares by the selling shareholders. The selling shareholders may elect not to sell any or all of their shares immediately and may wait for a market to develop for their shares.

         We have told the selling shareholders that the anti-manipulative rules under the Securities Exchange Act of 1934, including Regulation M, may apply to their sales in the market. With certain exceptions, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with an at the market offering such as this offering. We have provided each of the selling shareholders with a copy of these rules. Selling shareholders are required to consult with their own legal counsel to ensure compliance with Regulation M. We have also told the selling shareholders of the need for delivery of copies of this prospectus in connection with any sale of shares that are registered by this prospectus. All of the foregoing may affect the marketability of our common stock.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share and 5,000,000 shares of preferred stock, par value $.001 per share. On April 4, 2002, there were issued and outstanding 8,230,000 shares of common stock and no shares of preferred stock. We have outstanding common stock purchase warrants to purchase up to 2,578,250 shares of common stock. On April 4, 2002, we had 61 holders of record.


Common Stock

         Holders of our common stock have the right to cast one vote for each share of common stock held in all matters as to which the vote or consent of our shareholders is required or taken. There are no cumulative voting rights. Accordingly, the holders of a majority of the voting power of our shares of common stock voting for the election of directors can elect all the directors if they choose to do so. Holders of our common stock have no preemptive rights by virtue of such ownership.

         Shareholders holding a majority of the voting power of the capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.

         Holders of our common stock are entitled to receive dividends as and if declared by our board of directors. In the event of the liquidation, distribution or sale of assets, dissolution or winding up of our affairs, all of our tangible and intangible assets remaining after the payment of all debts and other liabilities, shall be distributed, pro rata, among the holders of our common stock.

Preferred Stock

         Our preferred stock may be issued in series, and shares of each series will have such rights and preferences that our board of directors sets forth in the resolutions authorizing the issuance of that particular series. In designating any series of preferred stock, our board of directors may, without further action by the holders of our common stock, fix the number of shares constituting that series and fix the dividend rights, dividend rate, conversion rights, voting rights (which may be greater or lesser than the voting rights of the common stock), rights and terms of redemption (including any sinking fund provisions), and the liquidation preferences of the series of preferred stock.

         Our board of directors may issue series of preferred stock without action of our shareholders. Accordingly, the issuance of preferred stock may adversely affect the rights of the holders of our common stock. In addition, the issuance of preferred stock may be used as an "anti-takeover" device without further action on the part of the shareholders. Issuance of preferred stock may dilute the voting power of holders of our common stock (such as by issuing preferred stock with super-voting rights) and may render more difficult the removal of current management, even if such removal may be in the shareholders' best interests.

Common Stock Purchase Warrants

         We have outstanding common stock purchase warrants to purchase up to 2,578,250 shares of common stock at a price of $1.00 per share of common stock. The warrants may be exercised in whole or in part from time to time through and including October 15, 2005, unless earlier terminated as a result of dissolution, liquidation, merger or combination of iGames. We have the right to call the warrants at a call price of $0.001 per underlying share of common stock provided the common stock trades at or above $5.00 per share, based on the reported closing bid price of the common stock, for ten consecutive trading days within 30 days of our written notice of our intention to call the warrants. The aggregate number, price and kind of securities underlying the warrants are subject to automatic adjustment for stock splits, combination of shares, stock dividends or recapitalizations, or mergers, consolidations or other reorganizations in which we are the surviving corporation.

Transfer Agent

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

Shares Eligible for Future Sale


         On April 4, 2002, 8,230,000 shares of our common stock were outstanding. This does not include an aggregate of 2,578,250 shares reserved for issuance upon exercise of common stock purchase warrants outstanding as of the same date. Of the outstanding shares, no shares of common stock are immediately eligible for sale in the public market without restriction or further registration under the Securities Act of 1933. All such outstanding shares of our common stock are "restricted securities" as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rules 144, 144(k) or 701 promulgated under the Securities Act of 1933 or another exemption from registration. Any of the 6,550,038 shares sold under this prospectus will be freely tradable by the purchaser of such shares without restriction or further registration under the Securities Act, except for any shares held or purchased by an affiliate.

         In general, under Rule 144 as currently in effect, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares that does not exceed the greater of one percent of the then outstanding shares of our common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to various restrictions. In addition, a person who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years would be entitled to sell those shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from an affiliate, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. As of March 8, 2002, none of our outstanding restricted shares were eligible for sale under Rule 144.

                                  LEGAL MATTERS

         Greenberg Traurig, LLP, McLean, Virginia, will issue an opinion for us about the legality of the shares of common stock offered by this prospectus.

                                     EXPERTS

         The audited financial statements of iGames Entertainment, Inc. included in this prospectus have been audited by Feldman Sherb & Co., P.C., independent certified public accountants, for the periods and to the extent indicated in their report appearing elsewhere herein. Such audited financial statements have been so included in reliance on the report of such firm given upon their authority as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement, as some information is omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and this offering, reference is made to the registration statement, including the exhibits filed with the registration statement. You may read and copy these and any other documents we file with the SEC at their public reference facilities in Washington, D.C., which is located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

                           iGAMES ENTERTAINMENT, INC.


                          INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report.................................................F-2

Balance Sheet................................................................F-3

Statement of Operations......................................................F-4

Statement of Stockholders' Equity............................................F-5

Statement of Cash Flows......................................................F-6

Notes to Financial Statements........................................F-7 to F-11

                          INDEPENDENT AUDITORS' REPORT


Board of Directors
iGames Entertainment, Inc.

We have audited the accompanying balance sheet of iGames Entertainment, Inc. as of November 30, 2001, and the related statement of operations, stockholders' equity and cash flows for the period May 9, 2001 (inception) through November 30, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects the financial position of iGames Entertainment, Inc. as of November 30, 2001, and the results of its operations and its cash flows for the period from May 9, 2001 (inception) through November 30, 2001, in conformity with generally accepted accounting principles.


                                                 /s/Feldman Sherb & Co., P.C.
                                                 Feldman Sherb & Co., P.C.
                                                 Certified Public Accountants


New York, New York
January 4, 2002, except for Note 8,
as to which the date is March 1, 2002
                           iGAMES ENTERTAINMENT, INC.
                          (A Development Stage Company)

                                  BALANCE SHEET

                                NOVEMBER 30, 2001



                                     ASSETS

CURRENT ASSETS:
      Cash ..................................................       $   569,470
                                                                    -----------
             TOTAL CURRENT ASSETS ...........................           569,470
                                                                    -----------

LICENSE .....................................................           300,020

DEPOSITS ....................................................             5,950
                                                                    -----------

                                                                    $   875,440
                                                                    ===========


                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
      Accrued expenses ......................................       $    17,574
                                                                    -----------
                    TOTAL CURRENT LIABILITIES ...............            17,574
                                                                    -----------

STOCKHOLDERS' EQUITY:
      Common stock; $.001 par value, 10,000,000
             shares authorized 8,230,000 shares
             issued and outstanding .........................             8,230
      Additional paid-in capital ............................         1,113,045
      Accumulated deficit ...................................          (263,409)
                                                                    -----------
             TOTAL STOCKHOLDERS' EQUITY .....................           857,866
                                                                    -----------

                                                                    $   875,440
                                                                    ===========

                        See notes to financial statements
                           iGAMES ENTERTAINMENT, INC.
                          (A Development Stage Company)

                             STATEMENT OF OPERATIONS

                FROM MAY 9, 2001(Inception) to NOVEMBER 30, 2001



REVENUE ....................................................        $    40,000
                                                                    -----------

OPERATING EXPENSES:
        Professional fees ..................................             55,859
        Research and development ...........................             83,417
        Travel and entertainment ...........................             52,501
        Rent ...............................................             15,408
        Other general and administrative ...................             97,459
                                                                    -----------
                                                                        304,644
                                                                    -----------

NET OPERATING LOSS .........................................           (264,644)

INTEREST INCOME ............................................              1,235
                                                                    -----------

NET LOSS ...................................................        $  (263,409)
                                                                    ===========

NET LOSS PER COMMON SHARE-BASIC AND DILUTED ................        $     (0.04)
                                                                    ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
        -BASIC AND DILUTED .................................          6,462,500
                                                                    ===========

                        See notes to financial statements
                           iGAMES ENTERTAINMENT, INC.
                          (A Development Stage Company)

                        STATEMENT OF STOCKHOLDERS' EQUITY

                                                        Common Stock
                                                      ($.001 par value)    Additional                    Total
                                                      ------------------    Paid-In     Accumulated   Stockholders'
                                                       Shares     Amount    Capital       Defict         Equity
                                                      ---------   ------   ----------   -----------    ----------
Balance, May 9, 2001 (Inception) ..................           -   $    -   $        -   $        -     $        -

     Issuance of common stock (Note 6).............   5,430,000    5,430       17,570            -         23,000

     Sale of common stock and warrants (Note 6)....   2,780,000    2,780    1,086,495            -      1,089,275

     Issuance of common stock for services (Note 6)      20,000       20        8,980            -          9,000

     Net loss .....................................           -        -            -     (263,409)      (263,409)
                                                      ---------   ------   ----------   -----------    ----------

Balance, November 30, 2001 ........................   8,230,000   $8,230   $1,113,045   $ (263,409)    $  857,866
                                                      =========   ======   ==========   ===========    ==========

                        See notes to financial statements
                           iGAMES ENTERTAINMENT, INC.
                          (A Development Stage Company)

                             STATEMENT OF CASH FLOWS

                FROM MAY 9, 2001(Inception) to NOVEMBER 30, 2001


CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss ................................................     $  (263,409)
                                                                    -----------
      Adjustments to reconcile net loss to net cash
         used in operations:
               Common stock issued for services ...............           9,000

      Changes in assets and liabilities:
               Deposits .......................................          (5,950)
               Accrued expenses ...............................          17,574
                                                                    -----------
               Total Adjustments ..............................          20,624
                                                                    -----------
CASH USED IN OPERATIONS .......................................        (242,785)
                                                                    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
      Purchase of software license ............................        (300,020)
                                                                    -----------
           NET CASH FLOWS USED IN INVESTING ACTIVITIES ........        (300,020)
                                                                    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
      Proceeds from the sale of common stock and warrants .....       1,112,275
                                                                    -----------
           NET CASH FLOWS FROM FINANCING ACTIVITIES ...........       1,112,275
                                                                    -----------

NET INCREASE IN CASH ..........................................         569,470

CASH - beginning of period ....................................               -
                                                                    -----------

CASH - end of period ..........................................     $   569,470
                                                                    ===========

                        See notes to financial statements
                           iGAMES ENTERTAINMENT, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

                FROM MAY 9, 2001 (Inception) TO NOVEMBER 30, 2001

1.       ORGANIZATION

         Alladin Software, Inc. ("Alladin") was incorporated on May 9, 2001 under the laws of the State of Florida. Subsequently, Alladin was acquired by iGames, a Nevada corporation, ("iGames" or the "Company") by purchase of all of the outstanding shares of Alladin. The acquisition was accounted for as a purchase between commonly controlled entities and the financial statements have been combined for all periods presented. The Company develops and licenses Internet gaming software, and provides related support, maintenance and management consulting services. The Company licenses the use of proprietary software products and trademarks to independent third parties located in jurisdictions where Internet gaming is either recognized as a legitimate business enterprise or not prohibited.

         The Company has not yet materially engaged in its expected operations. The Company's future operations will be to license internet based casino gaming software and provide related support, maintenance and management consulting services. Current activities include raising additional equity and negotiating with potential key personnel and facilities, as well as the continued development of its software products, there is no assurance that any benefit will result from such activities. The Company will not receive any material operating revenues until the commencement of operations, but will nevertheless continue to incur expenses until then.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                  A. Revenue Recognition - Revenue from products licensed is recorded when the software has been delivered in accordance with AICPA Statement of Position 97-2 "Software Revenue Recognition". Revenue attributable to undelivered elements, including maintenance and technical support will be recognized with the initial licensing fee upon delivery of the software because maintenance because maintenance and customer support fees will be included in the initial licensing fee, the license period is for one year or less, and the estimated costs of providing these services are insignificant. Estimated costs of providing these services are accrued when revenues are recognized.

                  Per user fees are fees charged to customers that access and use the Company's software products. Revenue is recognized when the software product is accessed.

                  Revenues from major software customization or enhancements sold separately or included in multiple element arrangements will be recognized using the "percentage-of-completion-method" as prescribed by SOP 81-1 and ARB No. 45, recognizing revenue relative to the proportionate progress on such contracts as measured by the ratio which costs incurred by the Company to date bear to total anticipated costs on each project.

                  B. Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

                  C. Capitalized Software Cost - The Company capitalizes certain computer software costs, after technological feasibility has been established, which are amortized utilizing the straight-line method over the economic lives of the related products not to exceed three years.

                  D. Income Taxes - Deferred income taxes are determined on the liability method in accordance with the Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes.

                  E. Earnings (Loss) Per Share - The Company has adopted SFAS, No. 128, Earnings per Share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the per share amount that would have resulted if dilutive common stock had been converted to common stock, as prescribed by SFAS No. 128.

                  F. New Accounting Pronouncements - In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the Statement is not expected to have a material effect on the Company's financial position or operations.

                  G. Fair Value of Financial Instruments - The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt, which approximates its carrying value, is estimated based upon the quoted market prices for the same or similar debt instruments or on the current rates offered to the Company for debt of the same remaining maturities.

                  H. Stock Based Compensation - The Company accounts for stock transactions in accordance with APB Opinion No. 25, "Accounting For Stock Issued To Employees." In accordance with Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting For Stock-Based Compensation," the Company adopted the pro forma disclosure requirements of SFAS 123.

                  I. Research and Development - Research and development costs are charged to expense as incurred.

                  J. License - Licensing agreements for software products are capitalized after technological feasibility has been established in accordance with FASB No. 86. The license will be amortized utilizing the straight-line method over the economic lives of the related products not to exceed three years.

                  K. Impairment of long-lived assets - The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. Accordingly, the Company believes that there has been no impairment of its long-lived assets as of November 30, 2001.

3.       LICENSE

         The Company has licensed for approximately $300,000, from an unrelated company, an internet based suite of casino gaming products. The Company has the right to utilize and modify the software's source code. The Company has not placed into service the software and to date has not yet amortized the license agreement.

4.       RELATED PARTY TRANSACTIONS

         The Company has engaged a software development company to develop its internally developed products as well as modify its licensed products. An officer of this software company is also the Chief Technology Officer of iGames. As of November 30, 2001 the Company has paid approximately $83,000 in consulting fees to this related party.

5.       INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets (liabilities) are as follows:


               Deferred tax assets:

               Net operating loss carryforwards                 $ 92,000

                  Less valuation allowance                      ( 92,000)
                                                                --------
               Net deferred tax                                 $      -
                                                                ========

         The reconciliation of the income tax computed at the U.S. federal statutory rate to income tax expense for the period ended November 30, 2001:


         Tax (benefit) at federal statutory rate                (34.00%)

         Income tax benefit not utilized                         34.00%
                                                                -------
         Total                                                       -
                                                                =======

         SFAS No. 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all the evidence, both positive and negative, management has determined that a full valuation allowance at November 30, 2001 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. At November 30, 2001 the Company has available net operating loss carryforwards of approximately $263,000, which expire in the year 2016.

6.       STOCKHOLDERS' EQUITY

         The Company's authorized capital stock consists of 10,000,000 shares of common stock, par value $.001 per share. On November 30, 2001, there were issued and outstanding 8,230,000 shares of common stock.

         Between May 9, 2001 (inception) and August 2001 the Company issued 5,430,000 shares of common stock to the founding shareholders of the Company. The Company received proceeds of $23,000 or $0.004 per share for these shares of its common stock.

         In August 2001, the Company solicited a private placement memorandum for the sale of unit that consists of one shares and one warrant to purchase a share of the Company's common stock. Between August and November 30, 2001 the Company completed the sale of 2,455,000 shares of common stock and 2,455,000 stock purchase warrants exercisable at $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500 or $0.50 per share and incurred offering costs of $138,225. In connection with the offering the Company issued 325,000 shares of common stock and 123,250 stock purchase warrants exercisable at $1.00 expiring on December 31, 2005.

         In September 2001 the Company issued 20,000 shares of common stock to a former officer. The Company valued these shares at $0.45 or the value of the shares sold under its private placement (less a 10% discount for market restrictions). In connection with this issuance the Company recorded $9,000 in compensation.

7.       COMMITMENTS

         On July 16, 2001, the Company entered into a one-year sublease for office space in Boca Raton, Florida. The lease calls for monthly rental payments of $2,500.

         On July 1, 2001, the Company entered into a three-month lease for office space in Vancouver, British Columbia. After the initial term of this lease the Company will rent this space on a month basis. Monthly rental payments for this space is $200.

         On November 1, 2001, the Company entered into a one-year office lease in Boca Raton, Florida. Monthly rental payments under this lease are $3,202.

8.       SUBSEQUENT EVENT

         On March 1, 2002, the Company received a $100,000 convertible promissory note from an individual. The note bears interest at 10% per annum and is due on September 1, 2002. Such note is convertible, at the option of the lender, into 200,000 shares or $0.50 per share. Additionally, upon conversion, warrants equal to the number of common shares issued will be granted, these warrants shall be exercisable at $1.00 per share and expire on December 31, 2005.

==============================================================================

                      [iGames Entertainment, Inc. Logo]







                       6,550,038 Shares of Common Stock




                                 ___________

                                  Prospectus
                                 ___________
























      Until ____________, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

==============================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         Articles VIII and IX of our Articles of Incorporation provide, among other things, that our directors and officers shall not be personally liable to us or our shareholders for damages for breach of fiduciary duty as a director or officer, except for: (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (ii) the unlawful payment of dividends.

         Accordingly, our directors and officers may have no liability to us or our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or that results in unlawful distributions to our shareholders.

         Our Articles of Incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by Nevada Revised Statutes, including circumstances in which indemnification is otherwise discretionary under the Nevada Revised Statutes. Our Articles of Incorporation also provide that to the extent that Nevada Revised Statutes is amended to permit further indemnification, we will so indemnify our directors and officers.

         Section 78.7502 of the Nevada Revised Statutes provides a corporation may inndemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action suit or proceeding.

         Article Eleven of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of the Nevada Revised Statutes as the same may be amended from time to time.

         We do not maintain directors' and officers' liability insurance.

         There are presently no material pending legal proceedings to which a director, officer and employee of ours is a party. There is no pending litigation or proceeding involving one of our directors, officers, employees or other agents as to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

         We have not entered into indemnification agreements with our directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. Selling shareholders will not pay any such costs and expenses. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee.

                                                              To be Paid
                                                                by the
                                                              Registrant

         SEC registration fee .........................         $   587
         Accounting fees and expenses .................          10,000
         Legal fees and expenses ......................          30,000
         Miscellaneous expenses .......................           9,413
                                                                -------

                  Total ...............................         $50,000
                                                                =======

Item 26. Recent Sales of Unregistered Securities.

         The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act of 1933.

         In July 2001 in connection with the organization of the Company it issued an aggregate of 5,430,000 shares of common stock to its founders for total cash consideration of $23,000 in private transactions exempt from registration under the Securities Act in reliance on Section 4(2) of said act. Each of the founders is an accredited investor, had access to relevant information and provided suitable investment representations.

         Between August and November, 2001 the Company completed the sale of 2,455,000 units in a private placement to 43 investors in an offering which was conducted in reliance on Section 4(2) of the Securities Act and Rule 506 of Regulation D of the act. Each unit consisting of one share of common stock and a common stock purchase warrant to purchase one share of common stock at an exercise price of $1.00 per share expiring on December 31, 2005. The Company received gross proceeds of $1,227,500. VFinance Investments, Inc. a broker-dealer, acted as placement agent for the Company in this offering, and the Company issued VFinance Investments, Inc. an aggregate of 300,000 shares of common stock and common stock purchase warrants to purchase 122,750 shares of common stock at an exercise price of $1.00 per share expiring on December 31, 2005 as compensation for its services, and issued 25,000 shares of common stock to its legal counsel as compensation for their services in the offering. The issuances were made in reliance on Section 4(2) of the Securities Act. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that they were acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) were accredited investors. No general solicitation or advertising was used in connection with this offering and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. None of the foregoing warrants have been exercised as of the date hereof.

         In September 2001, the Company issued 20,000 shares of common stock to a former officer as compensation with a deemed value of $9,000 in a private transaction exempt from registration under the Securities Act in reliance on
Section 4(2) of the act. The former officer was an accredited investor, had access to relevant information and provided suitable investment representations.

         On March 1, 2002, the Company sold for $100,000 to a single investor a 10% convertible promissory note due September 1, 2002 in the principal amount of $100,000 pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933. The note is convertible into unregistered shares of common stock and common stock purchase warrants. The investor was an accredited investor with a previous relationship with the Company's financial advisor and no general solicitation or advertising was used in connection with the offer and sale of the note.

Item 27. Exhibits.


         The following exhibits are filed with this Registration Statement:

         Exhibit
         No.            Description
         ---            -----------

         3.1            Articles of Incorporation of the Registrant (1)
         3.2            Bylaws of the Registrant (1)
         3.3            Articles of Amendment to Articles of Incorporation (1)
         4.2            Form of Specimen Common Stock Certificate (1)
         5.1            Opinion of Greenberg Traurig, LLP re: legality (1)
         10.1 Lease Agreement between Arbern Investors IV, L.P. and the Registrant (1)
         10.2           Sub-Lease Agreement between Ralston Communications, Inc.
                        and the Registrant (1)
         10.3 Master Software License Agreement between NSoftWiz Technologies Inc. and the Registrant (1)
         10.4 Computer Consulting Services Agreement between IntuiCode LLC and the Registrant (1)
         10.5           Purchase of Intellectual Property Agreement between
                        IntuiCode, LLC and the Registrant (1)
         10.6           Software Purchase Agreement between IntuiCode, LLC and
                        the Registrant (1)
         10.7 Software Purchase Agreement between IntuiCode, LLC and the Registrant (1)
         10.8 Software Development Agreement between IntuiCode, LLC and the Registrant (1)
         21.1           Subsidiary of Registrant (1)
         23.1           Consent of Feldman Sherb & Co., P.C. (2)
         23.2           Consent of Greenberg Traurig, LLP (included in Exhibit
                        5.1)
         -----------
         (1) Previously filed.
         (2) Filed herewith.

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by
     Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) to include any additional or changed material information on the plan of distribution; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned Registrant hereby undertakes that: (i) for the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (ii) for the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton, State of Florida, on April 4, 2002.



                                        iGAMES ENTERTAINMENT, INC.


                                        By: /s/ Michael Rideman
                                            -----------------------
                                            Michael Rideman
                                            Chief Executive Officer
                                            (principal executive officer)


                                        By: /s/ Adam C. Wasserman
                                            -----------------------
                                            Adam C. Wasserman
                                            Chief Financial Officer
                                            principal financial and
                                            accounting officer)

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature                    Title                          Date
         ---------                    -----                          ----

/s/ Michael H. Rideman         President, Chief Executive       April 4, 2002
--------------------------     Officer and Director
Michael H. Rideman             (principal executive officer)

/s/ Adam C. Wasserman          Chief Financial Officer          April 4, 2002
--------------------------     (principal financial and
Adam C. Wasserman              accounting officer)

/s/ Michael H. Rideman *       Chief Technical Officer          April 4, 2002
--------------------------     and Director
Jeremy Stein

/s/ Michael H. Rideman *       Chief Operating Officer          April 4, 2002
--------------------------     and Director
James W. Williams, Jr.

/s/ Michael H. Rideman *       Chairman of the Board and        April 4, 2002
--------------------------     Vice President
Michele Friedman

/s/ Michael H. Rideman *       Director                         April 4, 2002
--------------------------
Eric Rand


* By Michael H. Rideman as attorney-in-fact.